UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2006

STRATUS SERVICES GROUP, INC.
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation)	001-15789 (Commission File Number)	22-3499261 (IRS Employer Identification Number)
149 Avenue at the Common, Suite 4 Shrewsbury, New Jersey 07702 (Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (732) 866-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
❒	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 1 -	Registrant’s Business and Operations
Item 1.01	Entry into a Material Definitive Agreement

As previously reported, the California Compensation Insurance Fund (“State Fund”) has asserted claims against Stratus Services Group, Inc. (the “Company”) in an action instituted in June 2006 in the United States District Court for the Central District of California (the "Action").

To avoid the cost and uncertainty of litigation, and without the admission of any claim, fact or defense, the Company and the State Fund agreed to settle the Action and all actual and potential claims between them on the terms set forth in a Settlement Agreement executed on December 1, 2006, (the “Agreement”). The Agreement requires the Company to pay the State Fund the sum of $300,000.00 in monthly installments as follows: $4500.00 per month for twenty-four consecutive months commencing in January 2007, and $6000.00 per month for the following thirty-two consecutive months. The Agreement represents a full settlement of all claims asserted in the Action or which could have been asserted in the Action or which arise directly or indirectly from any act, contract, breach or omission by the Company any time prior to the date of the Agreement. In the event of a breach by the Company which is not cured within seven days, the State Fund will be entitled to enter a $2,023,419.15 judgment against the Company.

Exhibits

10.68	Settlement Agreement between California Compensation Insurance Fund and Stratus Services Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATUS SERVICES GROUP, INC.

Date: December 7. 2006	By:	/s/ Joseph J. Raymond

President and Chief Executive Officer